DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 24, 2009

StatoilHydro ASA
Forusbeen 50
N-4035 Stavanger
Norway

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton under the heading "Experts" and the incorporation by reference in the Registration Statement on Form S-8 No. 333-121382 and in the Registration Statement on Form F-3 No. 333-143339 of our letter dated February 13, 2009, relating to a comparison of estimates prepared by DeGolyer and MacNaughton with those furnished by StatoilHydro ASA of the proved oil, condensate, liquefied petroleum gas, and natural gas reserves as of December 31, 2008, from certain properties owned by StatoilHydro ASA filed in StatoilHydro ASA's Annual Report on Securities and Exchange Commission Form 20-F for the fiscal year ended December 31, 2008.

Very truly yours,

DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON